      As filed with the Securities and Exchange Commission on July 6, 1998
                                                 Registration No. 333-__________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
             (Exact name of registrant as specified in its charter)

          COLORADO                                              84-1158484
-------------------------------                           ----------------------
(State or other jurisdiction of                              (I.R.S. employer
incorporation or organization)                            identification number)


              BOX S
       BLACK HAWK, COLORADO                                        80422
----------------------------------------                  ----------------------
(Address of principal executive offices)                        (Zip code)

                   1994 EMPLOYEES' INCENTIVE STOCK OPTION PLAN
                        1996 INCENTIVE STOCK OPTION PLAN
                   -------------------------------------------
                             (Full titles of plans)


                           STEPHEN R. ROARK, PRESIDENT
                  BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
                                     BOX S
                           BLACK HAWK, COLORADO 80422
                  ---------------------------------------------
                     (Name and address of agent for service)


                                 (303) 216-0908
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                                   COPIES TO:
                              SAMUEL E. WING, ESQ.
                              JONES & KELLER, P.C.
                            1625 BROADWAY, SUITE 1600
                             DENVER, COLORADO 80202
                            TELEPHONE: (303) 573-1600
                            FACSIMILE: (303) 893-6506

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                         Proposed                 Proposed
                                                                          Maximum                  Maximum              Amount of
                                               Amount to be           Offering Price              Aggregate            Registration
   Title of Each Class of Securities           Registered(5)             Per Share             Offering Price              Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock(1)                                   236,850                $5.85(3)                $1,385,573                $409
------------------------------------------------------------------------------------------------------------------------------------
Common Stock(2)                                   321,650                 5.79(4)                 1,862,354                 549
------------------------------------------------------------------------------------------------------------------------------------
Totals                                            558,500                   --                   $3,247,927                $958
====================================================================================================================================

(1) Shares underlying options granted to six employees under the 1994 Employees' Incentive Stock Option Plan.

(2) Shares underlying options granted to 13 employees under the 1996 Incentive Stock Option Plan.

(3) The option exercise prices vary from $5.63 per share to $6.19 per share; the weighted average exercise price is $5.85.

(4) The option exercise prices vary from $5.63 per share to $7.75 per share; the weighted average exercise price is $5.79.

(5) Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

                                     PART I
                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

         Document(s) containing information specified by Part I of the form of Registration Statement on Form S-8, promulgated under the Securities Act of 1933, as amended (the "1933 Act"), will be sent or given to participants in both the 1994 Employees' Incentive Stock Option Plan and the 1996 Incentive Stock Option Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the 1933 Act. Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Form S-8 Registration Statement (the "Registration Statement") pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents are hereby incorporated by reference into this Registration Statement:

                  1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission (the "Commission") on March 30, 1998.

                  2. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                  3. The Registrant's Current Report on Form 8-K filed with the Commission on January 6, 1998.

                  4. The Registrant's Current Report on Form 8-K filed with the Commission on April 28, 1998.

                  5. The Registrant's Current Report on Form 8-K filed with the Commission on June 1, 1998.

                  6. The Registrant's definitive Proxy Statement dated June 4, 1998 for use at its July 2, 1998 Annual Meeting of Shareholders.

                  7. All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment that indicates that all shares offered hereby have been sold or that deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.

                                                  Not applicable.

Item 5.           Interests of Named Experts and Counsel.

         Counsel. Samuel E. Wing, a shareholder of Jones & Keller, P.C., counsel to the Registrant, through his SEP/IRA Plan owns 5,000 shares of the Registrant's common stock.

Item 6.           Indemnification of Officers and Directors.

         Directors, officers, employees and agents of the Registrant may be entitled to benefit from the indemnification provisions contained in the Colorado Business Corporation Act, Title Seven of the Colorado Revised Statutes (the "CBCA") and the Registrant's Articles of Incorporation. In addition, certain provisions in the CBCA and the Articles of Incorporation limit the liability of directors of the Registrant. The general effect of these provisions is summarized below:

         Article 109 of the CBCA permits a Colorado corporation to indemnify any person who was or is a party or is threatened to be made a party to any suit, action or other proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, or other enterprise. Such indemnification may be against expenses, including attorneys' fees, judgments, fines and other amounts in connection with such proceeding. Indemnification is available if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that the conduct was unlawful. Unless a court of competent jurisdiction otherwise orders, indemnification is not available in connection with a proceeding by or in the right of the corporation if the person is adjudged liable to the corporation or derived an improper personal benefit. A corporation is required to indemnify a director or officer who is wholly successful in the defense of any such proceeding. Expenses (including attorneys' fees) incurred by a director, officer, employee or agent of the corporation in defending any such proceeding may be advanced by the corporation before the final disposition if such person furnishes an undertaking to repay such advances if it is ultimately determined that such person is not entitled to be indemnified. Before a corporation may indemnify or advance expenses to a person under these provisions, the board of directors (excluding any directors are parties to such a proceeding), independent legal counsel appointed by the board of directors, or the shareholders must provide authorization. A corporation may purchase insurance against any liability of individuals for whom the corporation may provide such indemnification. Any provisions in a corporation's articles of incorporation, bylaws, resolutions or in a contract (except an insurance policy) for such indemnification are valid only to the extent not inconsistent with
Article 100 of the CBCA.

         Section 7-108-402 of the CBCA permits a corporation, if so provided in the articles of incorporation, to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty. However, such a provision cannot eliminate or limit such liability arising out of a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, unlawful distributions, or any transaction for which the director derived an improper personal benefit. Article XV of the Company's Articles of Incorporation provides for such elimination of director liability.

         Article NINTH of the Registrant's Articles of Incorporation also provides broad indemnification to officers, directors, employees and agents, generally paralleling those available under the statute described above.

         Article VIII of the Registrant's Bylaws provide indemnification to officers, directors, employees and agents, again generally paralleling and reiterating the above referenced basis of such indemnification.

Item 7.           Exemption From Registration Claimed.

                                                  Not applicable.

Item 8.       Exhibits.

         Exhibit No.                              Description
         -----------                              -----------
              5 Opinion and Consent of Jones & Keller, P.C. as to the legality of the securities being registered.
              23.1              Consent of Deloitte & Touche LLP.
              23.2              Consent of Jones & Keller, P.C. (see Exhibit
                                No. 5).

Item 9.       Undertakings.

         (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a)(1)(i)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on this 2nd day of July, 1998.

                                                BLACK HAWK GAMING & DEVELOPMENT
                                                COMPANY, INC.


                                                By: /s/ Stephen R. Roark
                                                    ----------------------------
                                                    Stephen R. Roark, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                     Title                          Date
         ---------                     -----                          ----
By: /s/ Jeffrey P. Jacobs     Chairman of the Board and          July 2, 1998
    -----------------------   Chief Executive Officer
    Jeffrey P. Jacobs

By: /s/ Stephen R. Roark      President and Chief Financial      July 2, 1998
    -----------------------   and Accounting Officer and a
    Stephen R. Roark          Director

By: /s/ Frank B. Day          Director                           July 2, 1998
    -----------------------
    Frank B. Day

By: /s/ J. Patrick McDuff     Director                           July 2, 1998
    -----------------------
    J. Patrick McDuff

By: /s/ Robert H. Hughes      Director                           July 2, 1998
    -----------------------
    Robert H. Hughes

By: /s/ Martin S. Winick      Director                           July 2, 1998
    -----------------------
    Martin S. Winick

By: /s/ Timothy Knudsen       Director                           July 2, 1998
    -----------------------
    Timothy Knudsen

                                INDEX TO EXHIBITS

5 Opinion and Consent of Jones & Keller, P.C. as to the legality of the securities being registered.
23.1       Consent of Deloitte & Touche LLP.
23.2       Consent of Jones & Keller, P.C. (see Exhibit No. 5).